As filed with the Securities and Exchange Commission on April 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALCON INC.

(Exact name of registrant as specified in its charter)

Switzerland	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Rue Louis-d’Affry 6
1701 Fribourg, Switzerland

(Address of principal executive offices)

Alcon Inc. Long Term Incentive Plan

Alcon Inc. Deferred Bonus Stock Plan

Alcon Swiss Employee Share Ownership Plan

Alcon Laboratories Ireland Share Participation Scheme

Alcon Inc. UK Share Incentive Plan

(Full title of the plans)

Royce R. Bedward

Chemin de Blandonnet 8
1214 Vernier
Geneva, Switzerland
Tel: +1 (817) 293-0450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Laura Becking

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

(212) 506-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Ordinary shares, nominal value of CHF 0.04 each, issuable under the Alcon Inc. Long Term Incentive Plan (the “LTIP”)	20,000,000	$58.20	$1,164,000,000.00	$141,076.80
Ordinary shares, nominal value of CHF 0.04 each, issuable under the Alcon Inc. Deferred Bonus Stock Plan (the “DBSP”)	1,500,000	$58.20	$87,300,000.00	$10,580.76
Ordinary shares, nominal value of CHF 0.04 each, issuable under the Alcon Swiss Employee Share Ownership Plan (the “Swiss Plan”)	475,000	$58.20	$27,645,000.00	$3,350.57
Ordinary shares, nominal value of CHF 0.04 each, issuable under the Alcon Laboratories Ireland Share Participation Scheme (the “Irish Plan”)	200,000	$58.20	$11,640,000.00	$1,410.77
Ordinary shares, nominal value of CHF 0.04 each, issuable under the Alcon Inc. UK Share Incentive Plan (the “U.K. Plan”)	75,000	$58.20	$4,365,000.00	$529.04
Total	22,250,000		$1,294,950,000.00	$156,947.94

(1)                       Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) covers an indeterminate number of additional ordinary shares (“Ordinary Shares”) of Alcon Inc. (the “Registrant”) that may become issuable under the LTIP, DBSP, Swiss Plan, Irish Plan and U.K. Plan (together, the “Plans”) because of any future stock split, stock dividend, recapitalization or similar adjustment of the Ordinary Shares.

(2)                       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $58.20, based on the average of the high sales price ($58.73) and the low sales price ($57.67) for the Ordinary Shares as reported on the New York Stock Exchange on April 9, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)                                 The Registrant’s registration statement on Form 20-F (Commission File No. 001-31269) initially filed on November 13, 2018 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Ordinary Shares, as amended by Amendment No. 1 on December 27, 2018, Amendment No. 2 on January 18, 2019, Amendment No. 3 on February 7, 2019, Amendment No. 4 on February 28, 2019, Amendment No. 5 on March 13, 2019 and Amendment No. 6 on March 22, 2019 (as amended, the “Form 20-F”); and

(b)                                 The description of the Ordinary Shares contained in the Form 20-F.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.         DESCRIPTION OF SECURITIES

Not applicable.

Item 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, directors and senior officers acting in violation of their statutory duties, whether dealing with bona fide third parties or performing any other acts on behalf of the corporation, may become liable to the corporation; its shareholders; and in bankruptcy, its creditors, for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his or her gross negligence or willful misconduct), including attorney fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Registrant’s articles of incorporation do not contain provisions regarding the indemnification of directors and officers but according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him or her in the execution of his or her duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Registrant currently maintains directors’ and officers’ insurance for its directors and officers as well as officers and directors of certain of its subsidiaries.

Item 7.         EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.         EXHIBITS

Exhibit Number	Description of Document
5.1+	Opinion of Counsel regarding legality of the Ordinary Shares being registered

23.1+	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1+	Alcon Inc. Long Term Incentive Plan and Forms of Agreement Thereunder

99.2+	Alcon Inc. Deferred Bonus Stock Plan

99.3+	Alcon Swiss Employee Share Ownership Plan and Forms of Agreement Thereunder

99.4+	Alcon Laboratories Ireland Share Participation Scheme and Forms of Agreement Thereunder

99.5+	Alcon Inc. UK Share Incentive Plan and Forms of Agreement Thereunder

+                 Filed herewith.

Item 9.         UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on April 10, 2019.

ALCON INC.

By:	/s/ David J. Endicott
Name: David J. Endicott
Title: Chief Executive Officer

By:	/s/ Timothy C. Stonesifer
Name: Timothy C. Stonesifer
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Endicott, Timothy C. Stonesifer and Royce R. Bedward, and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 10, 2019.

SIGNATURE	TITLE

/s/ David J. Endicott	Chief Executive Officer
David J. Endicott	(principal executive officer)

/s/ Timothy C. Stonesifer	Chief Financial Officer
Timothy C. Stonesifer	(principal financial officer)

/s/ Margaret Buckley	Chief Accounting Officer
Margaret Buckley	(principal accounting officer)

/s/ F. Michael Ball	Chairman of the Board of Directors
F. Michael Ball

/s/ Lynn D. Bleil	Director
Lynn D. Bleil

/s/ Arthur Cummings, M.D.	Director
Arthur Cummings, M.D.

/s/ Thomas Glanzmann	Director
Thomas Glanzmann

/s/ D. Keith Grossman	Director
D. Keith Grossman

/s/ Scott Maw	Director
Scott Maw

/s/ Karen May	Director
Karen May

/s/ Ines Pöschel	Director
Ines Pöschel

/s/ Dieter Spälti, Ph.D.	Director
Dieter Spälti, Ph.D.

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant has signed this Registration Statement or amendment thereto in the City of Fort Worth, State of Texas, on April 10, 2019.

/s/ Royce R. Bedward
Royce R. Bedward